MOTORCAR PARTS OF AMERICA, INC.
Filed Pursuant to Rule 424(b)(3)
Registration No. 333-144887
PROSPECTUS SUPPLEMENT NO. 14
(To Prospectus dated October 22, 2007)
     This is a prospectus supplement to our prospectus dated October 22, 2007 relating to the resale from time to time by selling stockholders of up to 4,188,192 shares of our Common Stock. On January 7, 2009, we filed with the Securities and Exchange Commission a Current Report on Form 8-K with respect to our entry on December 31, 2008 into an Amended and Restated Employment Agreement with Selwyn Joffe, our Chairman of the Board, President and Chief Executive Officer. The Form 8-K is attached to and made a part of this prospectus supplement.
     This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.
     The securities offered by the prospectus involve a high degree of risk. You should carefully consider the “Risk Factors” referenced on page 2 of the prospectus in determining whether to purchase the Common Stock.
The date of this prospectus supplement is January 9, 2009.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 31, 2008
Motorcar Parts of America, Inc.
(Exact name of registrant as specified in its charter)

New York	001-33861	11-2153962

(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

2929 California Street, Torrance, CA	90503

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (310) 212-7910
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 31, 2008, Motorcar Parts of America, Inc. (the “Registrant”) entered into an Amended and Restated Employment Agreement with Selwyn Joffe, its Chairman of the Board, President and Chief Executive Officer (the “Restated Agreement”). Mr. Joffe’s previous employment agreement was amended and restated primarily to add language that satisfies the requirements of the final treasury regulations issued pursuant to Section 409A of the Internal Revenue Code with respect to certain of the payments that may be provided to Mr. Joffe pursuant to the employment agreement. The Restated Agreement does not increase the amounts payable to Mr. Joffe as salary, bonus, severance or other compensation, nor does it extend the term of employment, but it does clarify that if the Registrant terminates the Restated Agreement without cause, either directly or constructively, Mr. Joffe will be entitled to receive severance payments until the later of (i) that date which is two years after the termination date or (ii) the date upon which the Restated Agreement would otherwise have expired. The Registrant has agreed to reimburse Mr. Joffe for his reasonable legal fees and disbursements in connection with the Restated Agreement. All other substantive terms and conditions of Mr. Joffe’s employment remain unchanged.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement, dated as of December 31, 2008, by and between the Registrant and Selwyn Joffe

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 7, 2009	MOTORCAR PARTS OF AMERICA, INC.
	By:	/s/ MICHAEL M. UMANSKY
Michael M. Umansky
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement, dated as of December 31, 2008, by and between the Registrant and Selwyn Joffe

Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (this “AGREEMENT”), dated as of December 31, 2008, is entered into by and between MOTORCAR PARTS OF AMERICA, INC., a New York corporation formerly known as MOTORCAR PARTS & ACCESSORIES, INC. and currently having an address at 2929 California Street, Torrance, California 90503 (the “COMPANY”), and Selwyn Joffe, an individual residing at 2687 Cordelia Road, Los Angeles, California 90049 (“EXECUTIVE”).
WITNESSETH:
WHEREAS, the COMPANY and EXECUTIVE have previously entered into an Employment Agreement dated as of February 14, 2003, which was subsequently amended by that certain Amendment No. 1 dated as of April 22, 2005, Amendment No. 2 dated as of October 31, 2006 and Amendment No. 3 dated as of March 27, 2008 (as amended, the “Original Agreement”), pursuant to which the COMPANY employed EXECUTIVE as its Chairman of the Board, President and Chief Executive Officer; and
WHEREAS, the COMPANY and EXECUTIVE desire to amend and restate the Original Agreement and to continue to employ EXECUTIVE as the COMPANY’S Chairman of the Board, President and Chief Executive officer upon the terms and subject to the conditions contained herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.	EMPLOYMENT. Subject to and upon the terms and conditions contained in this AGREEMENT, the COMPANY hereby agrees to employ EXECUTIVE and EXECUTIVE agrees to be employed by the COMPANY, for the period set forth in Paragraph 2 hereof, to render the services to the COMPANY, its affiliates and/or subsidiaries as described in Paragraph 3 hereof.

2.	TERM. EXECUTIVE’S term of employment under this AGREEMENT shall commence on the COMMENCEMENT DATE and shall continue for a period through and including August 31, 2012 (the “EMPLOYMENT TERM”), unless extended in writing by both parties or earlier terminated pursuant to the terms and conditions set forth herein.

3.	DUTIES.
(a)	EXECUTIVE shall be employed as the COMPANY’S Chairman of the Board, President and Chief Executive Officer and shall report to the COMPANY’S Board of Directors. It is agreed that EXECUTIVE shall perform his service in the COMPANY’S Torrance, California, facilities, or any other facilities mutually agreeable to the parties.

(b)	EXECUTIVE agrees to abide by all By-Laws and applicable policies of the Company promulgated from time to time by the Board of Directors of the COMPANY and its constituent committees (together with its appropriate committees, the “BOARD OF DIRECTORS”).
4.	EXCLUSIVE SERVICES AND BEST EFFORTS. EXECUTIVE shall devote all of his working time, attention, best efforts and ability to the service of the COMPANY, its affiliates and subsidiaries during the term of this AGREEMENT; provided that the foregoing shall not prohibit EXECUTIVE from serving on the boards of directors of any other company, whether for-profit or not-for-profit.

5.	COMPENSATION. As compensation for his services and covenants hereunder, the COMPANY shall pay EXECUTIVE the following:
(a)	Base Salary; Benefits. The COMPANY shall pay EXECUTIVE a base salary (“SALARY”) of Five Hundred Thousand Dollars ($500,000) per year. The EXECUTIVE shall receive such additional benefits as are usually provided from time to time to senior executives of the COMPANY.

(b)	Bonus. EXECUTIVE shall participate in the COMPANY’S Executive Bonus Program as adopted and amended from time to time by the COMPANY’S Board of Directors.

(c)	Stock Options. As additional consideration for the services performed by EXECUTIVE, the COMPANY has granted EXECUTIVE options to purchase shares of the COMPANY’S common stock and may in the future grant EXECUTIVE additional options (collectively, all options granted to EXECUTIVE by the COMPANY at any time before or after the date hereof are referred to herein as the “OPTIONS”). Upon the termination of this AGREEMENT for any reason other than termination by the COMPANY for Cause or termination by EXECUTIVE without Good Reason, any OPTIONS which are not fully vested shall immediately vest and remain exercisable by EXECUTIVE for a period of two years or, if shorter, until the ten year anniversary of the date of grant of each such OPTION.

(d)	Certain Transaction Fees. In the event of one or more “PROPOSED TRANSACTIONS” (as defined in Exhibit A hereto) occurring during the term of this AGREEMENT, EXECUTIVE shall receive, as additional compensation with respect to each PROPOSED TRANSACTION, a fee as set forth in Exhibit A hereto (the “TRANSACTION FEES”).
6.	BUSINESS EXPENSES. EXECUTIVE shall be reimbursed for, and entitled to advances (subject to repayment to the COMPANY if not actually incurred by EXECUTIVE) with respect to, only those business expenses incurred by him which are reasonable and necessary for EXECUTIVE to perform his duties under this AGREEMENT in accordance with policies established from time to time by the COMPANY.

7.	EXECUTIVE BENEFITS.
(a)	EXECUTIVE shall be entitled to four weeks paid vacation each year during the EMPLOYMENT TERM.

(b)	The COMPANY may withhold from any benefits payable to EXECUTIVE all federal, state, local and other taxes and amounts as shall be required pursuant to law, rule or regulation. All of the benefits to which EXECUTIVE may be entitled which are not specifically described herein may be changed from time to time or withdrawn at any time in the sole discretion of the COMPANY, so long as any such change or withdrawal are applicable to all of the relevant COMPANY executives and to the relevant executives of any company which may control the COMPANY.

(c)	During the EMPLOYMENT TERM the COMPANY shall provide to EXECUTIVE an automobile allowance in the amount of Fifteen Hundred Dollars ($1500.00) per month, payable monthly. In addition, all costs of operating the automobile, including fuel, oil, insurance, repairs, maintenance and other expenses, shall be the responsibility of the COMPANY.

(d)	During the EMPLOYMENT TERM, if EXECUTIVE does not elect medical insurance coverage for himself and his eligible family through the COMPANY, he shall receive as an allowance for such medical insurance an amount equal to the then cost which would be incurred by the COMPANY in supplying such coverage for EXECUTIVE and his eligible family.
8.	DEATH AND DISABILITY.
(a)	The EMPLOYMENT TERM shall terminate on the date of EXECUTIVE’S death, in which event EXECUTIVE’S accrued SALARY, BONUS and TRANSACTION FEES, if any, reimbursable expenses and benefits, including accrued but unused vacation time, owing to EXECUTIVE through the date of EXECUTIVE’S death, shall be paid to the EXECUTIVE’S estate, and EXECUTIVE’S estate shall assume EXECUTIVE’S rights under the 1994 Stock Option Plan and the related rights under this AGREEMENT. EXECUTIVE’S estate will not be entitled to any other compensation upon termination of this AGREEMENT pursuant to this Paragraph 8(a).

(b)	If, during the EMPLOYMENT TERM, in the opinion of a duly licensed physician selected by COMPANY and reasonably acceptable to the EXECUTIVE, EXECUTIVE, because of physical or mental illness or incapacity, shall become substantially unable to perform the duties and services required of him under this AGREEMENT for a period of 180 consecutive days, the COMPANY may, upon at least ten days’ prior written notice given at any time after the expiration of such 180-day period to EXECUTIVE of its intention to do so, terminate this AGREEMENT as of such date as may be set forth in the notice. In case of such termination, EXECUTIVE shall be entitled to receive his accrued SALARY, BONUS and TRANSACTION FEES, if any, reimbursable expenses and benefits owing to EXECUTIVE through the date of termination. In addition, EXECUTIVE shall be entitled to receive the benefits payable pursuant to the POLICY described in Paragraph 8(c) below. EXECUTIVE will not be entitled to any other compensation upon termination of this AGREEMENT pursuant to this Paragraph 8(b).

(c)	During the EMPLOYMENT TERM, the COMPANY will pay EXECUTIVE $24,000 per annum to be used by EXECUTIVE to purchase disability insurance for EXECUTIVE’S benefit.
9.	TERMINATION.
(a)	The COMPANY may terminate the employment of EXECUTIVE for Cause (as hereinafter defined); provided, however, that such termination shall only become effective if the COMPANY (acting upon duly adopted resolutions of the Board) shall first give EXECUTIVE written notice of the material breach or default, which notice shall (i) identify in reasonable detail the manner in which the COMPANY believes that EXECUTIVE has breached or defaulted under this AGREEMENT or in the performance of his duties and (ii) indicate the steps required to cure such breach or default, and EXECUTIVE shall fail within 20 business days after receipt of such notice to substantially remedy or correct the same. Upon any such termination, the COMPANY shall be released from any and all further obligations under this AGREEMENT, except that the COMPANY shall be obligated to pay EXECUTIVE his accrued SALARY, BONUS and TRANSACTION FEES, if any, reimbursable expenses and benefits owing to EXECUTIVE through the day on which EXECUTIVE is terminated. EXECUTIVE will not be entitled to any other compensation upon termination of this AGREEMENT pursuant to this Paragraph 9(a).

(b)	As used in this AGREEMENT, the term “Cause” shall mean: (i) the willful failure of EXECUTIVE to perform his duties pursuant to Paragraph 3 hereof, which failure is not cured by EXECUTIVE as described in subparagraph (a) above, or (ii) the commission by EXECUTIVE of an act involving moral turpitude, dishonesty, theft or fraudulent business conduct in connection with EXECUTIVE’S performance of his duties for COMPANY.

(c)	EXECUTIVE may voluntarily terminate this AGREEMENT for Good Reason. For purposes of this AGREEMENT, “Good Reason” shall mean: (i) any reduction of EXECUTIVE’S title, status, authority, responsibilities or compensation; (ii) relocation of EXECUTIVE’S principal place of work by a distance of 50 miles or more; or (iii) the COMPANY’S breach of this AGREEMENT. Following the occurrence of any Good Reason, EXECUTIVE may voluntarily terminate this AGREEMENT if the circumstances constituting the Good Reason have not been cured within 30 days after EXECUTIVE provides written notice thereof to the COMPANY.

(d)	If EXECUTIVE shall voluntarily terminate this AGREEMENT pursuant to the provisions of Paragraph 9(c) or if the COMPANY shall terminate EXECUTIVE without Cause, then the COMPANY shall pay EXECUTIVE’S SALARY (at the annual rate in effect immediately prior to the Termination Date), EXECUTIVE’S average bonus earned for the two years immediately prior to the year in which this AGREEMENT is so terminated or, if such termination occurs within the first three months of the COMPANY’S fiscal year, for the second and third years preceding the year in which such termination occurs (in either case, payable by no later than January 31 of each year), and all benefits identified in Paragraphs 7 and 8(c) (including without limitation EXECUTIVE’S automobile allowance) through the later of that date which is two years after the Termination Date or August 31, 2012. The COMPANY shall also pay EXECUTIVE any accrued TRANSACTION FEES and any reimbursable expenses owed to EXECUTIVE through the Termination Date. For the purposes of the foregoing payments, the foregoing annual SALARY rate shall be the rate paid to EXECUTIVE without regard to any purported reduction or attempted reduction of such rate by the COMPANY. EXECUTIVE shall not be required to mitigate the amount of any payment provided for in this Paragraph 9 by seeking employment or otherwise, nor shall the amount of any payment or benefit provided for in this Paragraph 9 be reduced by any compensation earned by EXECUTIVE as the result of consultancy with or employment by another entity, by retirement benefits, by offset against any amount claimed to be owed by EXECUTIVE to the COMPANY, or otherwise.

(e)	For purposes of this AGREEMENT, a “Change in Control” shall have occurred if:
(i)	any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the COMPANY, any trustee or other fiduciary holding securities under an employee benefit plan of the COMPANY, any corporation owned, directly or indirectly, by the stockholders of the COMPANY in substantially the same proportions as their ownership of stock of the COMPANY, Mel

Marks, Richard Marks or any affiliate or family relative of either of them, or any trust for the benefit thereof), individually or as a group, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the COMPANY representing more than 50% of the combined voting power of the COMPANY’S then outstanding securities;

(ii)	the shareholders of the COMPANY approve a merger or consolidation of the COMPANY with any other corporation, other than (A) a merger or a consolidation which would result in the voting securities of the COMPANY outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the COMPANY or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the COMPANY (or similar transaction) in which no “person” (as hereinabove defined) acquires more than 50% of the combined voting power of the COMPANY’S then outstanding securities; or

(iii)	the shareholders of the COMPANY approve an agreement for the sale or disposition by the COMPANY of all or substantially all of the COMPANY’S assets.
(f)	If a Change in Control of the COMPANY shall occur, then EXECUTIVE shall be entitled to receive a “Sale Bonus” equal to the sum of (i) two times EXECUTIVE’S SALARY (at the annual rate in effect immediately prior to the date of the Change in Control), plus (ii) two times EXECUTIVE’S average bonus earned for the two years immediately prior to the year in which the Change in Control occurs. For the purposes of the foregoing payments, the foregoing annual SALARY rate shall be the rate paid to EXECUTIVE without regard to any purported reduction or attempted reduction of such rate by the COMPANY. The Sale Bonus shall be paid to EXECUTIVE in a lump sum on the closing date of the Change in Control transaction.

(g)	If a Change in Control shall occur, then EXECUTIVE shall have the right to voluntarily terminate this AGREEMENT with effect on or after the one year anniversary of the Change in Control upon the giving of at least 90 days’ prior written notice to the COMPANY delivered at any time. In such event, the COMPANY shall pay EXECUTIVE’S SALARY (at the annual rate in effect immediately prior to the Termination Date), EXECUTIVE’S average bonus earned for the two years immediately prior to the year in which EXECUTIVE terminates this AGREEMENT (payable by no later than January 31 of each year), and all benefits identified in Paragraphs 7 and 8(c) (including without limitation EXECUTIVE’S automobile allowance) through that date which is one year after the Termination Date. The COMPANY shall also pay EXECUTIVE any accrued TRANSACTION FEES and any reimbursable expenses owed to EXECUTIVE through the Termination Date. EXECUTIVE shall not be required to mitigate the amount of any payment provided for in this Paragraph 9 by seeking employment or otherwise, nor shall the amount of any payment or benefit provided for in this Paragraph 9 be reduced by any compensation earned by EXECUTIVE as the result of consultancy with or employment by another entity, by retirement benefits, by offset against any amount claimed to be owed by EXECUTIVE to the COMPANY, or otherwise.

(h)	In the event that the benefits provided for in this Agreement or otherwise payable to EXECUTIVE constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) and will be subject to the excise tax imposed by Section 4999 of the Code, then EXECUTIVE shall receive: (i) a payment from the COMPANY sufficient to pay the excise tax, if any, incurred with respect to the first Three Million Dollars ($3,000,000) of such parachute payments, and (ii) an additional payment from the COMPANY (the “gross-up”) sufficient to pay the excise tax and federal and state income taxes arising from the payments by the COMPANY to EXECUTIVE pursuant to this sentence. By way of example, if the aggregate amount of “parachute payments” (within the meaning of Section 280G of the Code) paid to EXECUTIVE is Three Million Five Hundred Thousand Dollars ($3,500,000) and EXECUTIVE’S “base amount” (within the meaning of Section 280G of the Code) is Seven Hundred Fifty Thousand Dollars ($750,000), then the COMPANY shall pay the excise tax and gross-up on Two Million Two Hundred Fifty Thousand Dollars ($3,000,000 — $750,000 = $2,250,000) since no excise tax would be payable on the first Seven Hundred Fifty Thousand Dollars ($750,000) and EXECUTIVE would be responsible to pay the excise tax on the Five Hundred Thousand Dollars ($500,000) in excess of Three Million Dollars ($3,000,000). The determination of EXECUTIVE’S excise tax liability and the amount, if any, required to be paid to EXECUTIVE under this Paragraph 9(h) shall be made in writing by the COMPANY’S independent auditors (the “Accountants”). For purposes of making the calculations required by this Paragraph 9(h), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The COMPANY and EXECUTIVE shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Paragraph. The COMPANY shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Paragraph 9(h).

(i)	Section 409A Compliance.
(i)	To the fullest extent applicable, amounts and other benefits payable under this AGREEMENT are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code (“Section 409A”) in accordance with one or more of the exemptions available under the final Treasury regulations promulgated under Section 409A and, to the extent that any such amount or benefit is or becomes subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with such final Treasury regulations, this AGREEMENT is intended to comply with the applicable requirements of Section 409A with respect to such amounts or benefits. This AGREEMENT shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent. In this regard, notwithstanding anything in this AGREEMENT to the contrary, the following provisions shall apply.

(ii)	To the extent that any bonus becomes payable pursuant to Paragraph 5(b), then such bonus shall be paid no later than two and one-half months after the end of the COMPANY’S taxable year in which the bonus was earned (or if later, two and one-half months after the end of the calendar year in which the bonus was earned). To the extent that any taxable reimbursement of expenses or benefits becomes payable pursuant to Paragraphs 6, 7, 8(c), 24 or any other provision of this AGREEMENT, then such taxable reimbursements shall be paid no later than March 15 of the calendar year following the calendar year in which the reimbursed costs were incurred.

(iii)	In the event EXECUTIVE becomes entitled to reimbursement of taxes and a gross-up payment under Paragraph 9(h), such reimbursement and gross-up payment shall in no event be made later than December 31 of the year following the year during which the related taxes are remitted to the Internal Revenue Service, and all payments to the Accountants pursuant to Paragraph 9(h) shall be made no later than the end of the calendar year following the calendar year in which the related work is performed by the Accountants.

(iv)	For purposes of clarification, in the event EXECUTIVE becomes entitled to receive continued payment of EXECUTIVE’S SALARY and average bonus following the Termination Date pursuant to Paragraphs 9(d) or (g), the SALARY shall be payable in accordance with the COMPANY’S normal payroll procedures through the applicable date specified in Paragraphs 9(d) or (g), and the average bonus shall be paid in each month of January occurring through the applicable date specified in Paragraphs 9(d) or (g).

(v)	The Termination Date for purposes of determining the date that any payment or benefit which is treated as nonqualified deferred compensation under Section 409A is to be paid or provided (or in determining whether an exemption to such treatment applies), and for purposes of determining whether EXECUTIVE is a Specified Employee (as defined below) on the Termination Date, shall be the date on which EXECUTIVE has incurred a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h), or in subsequent IRS guidance under Section 409A.

(vi)	If EXECUTIVE is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code as determined by the Compensation Committee (“Specified Employee”) on the Termination Date and, due to the failure of an amount or other benefit that is payable under this AGREEMENT on account of EXECUTIVE’S “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) of the Code (other than a separation from service as a result of EXECUTIVE’S death), to qualify for any of the exemptions from the definition of nonqualified deferred compensation available under Section 1.409A-1(b) of the Treasury Regulations, the COMPANY reasonably determines that such amount or other benefit constitutes nonqualified deferred compensation that will subject EXECUTIVE to “additional tax” under Section 409A(a)(1)(B) of the Code (together with any interest or penalties imposed with respect to, or in connection with, such tax, a “409A Tax”) with respect to the payment of such amount or benefit if paid at the time specified in the AGREEMENT, then notwithstanding any contrary provision of this AGREEMENT (including the other subparagraphs of this Paragraph 9(i)), the payment thereof shall be postponed to the first business day of the seventh month following the Termination Date or, if earlier, the date of EXECUTIVE’S death (the “Delayed Payment Date”). In the event that this subparagraph (vi) requires a delay of any payment, such payment shall be accumulated and paid in a single lump sum on the Delayed Payment Date together with interest for the period of delay, compounded monthly, equal to the prime lending rate then used by CitiBank, N.A., in New York City and in effect as of the date the payment would otherwise have been provided and any remaining payments and benefits due under the AGREEMENT shall be paid in accordance with the normal payment dates specified for them herein. In the event that this subparagraph (vi) requires a delay in the provision of any in-kind benefit, then continuation of such benefit during the delay period is conditioned on pre-payment by EXECUTIVE to the COMPANY of the full taxable value of the benefit, and the COMPANY shall repay EXECUTIVE for the payments made by EXECUTIVE pursuant to the terms of this sentence on the Delayed Payment Date.

(vii)	Any series of payments (including in-kind benefits) provided under this AGREEMENT shall for all purposes of Section 409A be treated as a series of separate payments and not as a single payment.

(viii)	The COMPANY and EXECUTIVE agree to cooperate and work together to avoid the imposition of a 409A Tax, and may take such other mutually agreeable actions at such times and in such manners as are permitted under Section 409A.
10.	DISCLOSURE OF INFORMATION AND RESTRICTIVE COVENANT. EXECUTIVE acknowledges that, by his employment, he has been and will be in a confidential relationship with the COMPANY and will have access to confidential information and trade secrets of the COMPANY, its subsidiaries and affiliates. Confidential information and trade secrets include, but are not limited to, customer, supplier, and client lists, marketing, distribution and sales strategies and procedures, operational and equipment techniques, business plans and system, quality control procedures and systems, special projects and technological research, including projects, research and reports for any entity or client or any project, research, report or the like concerning sales or manufacturing or new technology, EXECUTIVE compensation plans and any other information relating thereto, and any other records, files, drawings, inventions, discoveries, applications, processes, data, and information concerning the business of the COMPANY which are not in the public domain. EXECUTIVE agrees that in consideration of the execution of this AGREEMENT by the COMPANY:
(a)	EXECUTIVE will not, during the term of this AGREEMENT or at any time thereafter, use, or disclose to any third party, trade secrets or confidential information of the COMPANY, including but not limited to, confidential information or trade secrets belonging or relating to the COMPANY, its subsidiaries, affiliates, customers and clients or proprietary processes or procedures of the COMPANY, its subsidiaries, affiliates, customers and clients. Proprietary processes and procedures shall include, but shall not be limited to, all information which is known or intended to be known only to executives of the COMPANY or others in a confidential relationship with the COMPANY or its respective subsidiaries and affiliates which relates to business matters.

(b)	EXECUTIVE will not, during the term of this AGREEMENT, directly or indirectly, under any circumstance other than at the direction and for the benefit of the COMPANY, engage in or participate in any business activity, including, but not limit to, acting as a director, franchiser or franchisee, proprietor, syndicate member, shareholder or creditor or with a person having any other relationship with any other business, company, firm occupation or business activity, in any geographic area within the United States that is, directly or indirectly, competitive with any business completed by the COMPANY or any of its subsidiaries or affiliates during the term of this AGREEMENT. Should EXECUTIVE own 5% or less of the issued and outstanding shares of a class of securities of a corporation the securities of which are traded on a national securities exchange or in the over-the-counter market, such ownership shall not cause EXECUTIVE to be deemed a shareholder under this Paragraph 10(b).

(c)	EXECUTIVE will not, during the term of this AGREEMENT, on his behalf or on behalf of any other business enterprise, directly or indirectly, under any circumstance other than at the direction and for the benefit of the COMPANY, solicit or induce any creditor, customer, supplier, officer, EXECUTIVE or agent of the COMPANY or any of its subsidiaries or affiliates to sever its relationship with or leave the employ of any such entities.

(d)	This Paragraph 10 and Paragraphs 11, 12 and 13 hereof shall survive the expiration or termination of this AGREEMENT for any reason.

(e)	It is expressly agreed by EXECUTIVE that the nature and scope of each of the provisions set forth above in this Paragraph 10 are reasonable and necessary. If, for any reason, any aspect of the above provisions as it applies to EXECUTIVE is determined by a court of competent jurisdiction to be unreasonable, or unenforceable, the provision shall only be modified to the minimum extent required to make the provisions reasonable and/or enforceable, as the case may be. EXECUTIVE acknowledges and agrees that his services are of a unique character and expressly grants to the COMPANY or any subsidiary, successor or assignee of the COMPANY, the right to enforce the provisions above through the use of all remedies available at law or in equity, including, but not limited to, injunctive relief.
11.	COMPANY PROPERTY.
(a)	Any patents, inventions, discoveries, applications or process, designs, devised, planned, applied, created, discovered or invented by EXECUTIVE in the course of EXECUTIVE’S employment under this AGREEMENT and which pertain to any aspect of the COMPANY’S or its respective subsidiaries’ or affiliates’ business shall be the sole and absolute property of the COMPANY, and EXECUTIVE shall make prompt report thereof to the COMPANY and promptly execute any and all documents reasonably requested to assure the COMPANY the full and complete ownership thereof.

(b)	All records, files, lists, including computer generated lists, drawings, documents, equipment and similar items relating to the COMPANY’S business which EXECUTIVE shall prepare or receive from the COMPANY shall remain the COMPANY’S sole and exclusive property. Upon termination of this AGREEMENT, EXECUTIVE shall promptly return to the COMPANY all property of the COMPANY in his possession. EXECUTIVE further represents that he will not copy or cause to be copied, print out or cause to be printed out any software, documents or other materials originating with or belonging to the COMPANY. EXECUTIVE additionally represents that, upon termination of his employment with the COMPANY, he will not retain in his possession any such software, documents or other materials.
12.	REMEDY. It is mutually understood and agreed that EXECUTIVE’S services are special, unique, unusual, extraordinary and of an intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, in the event of any breach of this AGREEMENT by EXECUTIVE, including but not limited to, the breach of the non-disclosure, non-solicitation and non-compete clauses of Paragraph 10 hereof, the COMPANY shall be entitled to equitable relief by way of injunction or otherwise in addition to damages the COMPANY may be entitled to recover.

13.	REPRESENTATIONS AND WARRANTIES OF EXECUTIVE. In order to induce the COMPANY to enter into this AGREEMENT, EXECUTIVE hereby represents and warrants to the COMPANY as follows: (i) EXECUTIVE hereby has the legal capacity and unrestricted right to execute and deliver this AGREEMENT and to perform all of his obligations hereunder; (ii) the execution and delivery of this AGREEMENT by EXECUTIVE and the performance of his obligations hereunder will not will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement or other understanding to which EXECUTIVE is a party or by which he is or may be bound or subject; and (iii) EXECUTIVE is not a party to any instrument, agreement, document, arrangement or other understanding with any person (other than the COMPANY) requiring or restricting the use or disclosure of any confidential information or the provision of any employment, consulting or other services, except any confidentiality agreements unrelated to the COMPANY’S industry and having no relationship or impact of any kind whatsoever with respect to this AGREEMENT and the transactions contemplated hereby.

14.	NOTICES. All notices given hereunder shall be in writing and shall be deemed effectively given when hand-delivered or mailed, if sent by registered or certified mail, return receipt requested, addressed to EXECUTIVE at his address set forth on the first page of this AGREEMENT or to the COMPANY at its address set forth on the first page of this AGREEMENT or to such changed address as may be properly noticed hereunder.

15.	ENTIRE AGREEMENT. This AGREEMENT constitutes the entire understanding of the parties with respect to its subject matter and no change, alteration or modification hereof may be made except in writing signed by the parties hereto. Any prior or other agreements, promises, negotiations or representations not expressly set forth in this AGREEMENT are of no force or effect.

16.	SEVERABILITY. If any provision of the Agreement shall be unenforceable under any applicable law, then notwithstanding such unenforceability, the remainder of this AGREEMENT shall continue in full force and effect.

17.	WAIVERS, MODIFICATIONS. No amendment, modification or waiver of any provision of this AGREEMENT shall be effective unless the same shall be in writing and signed by each of the parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

18.	INDEMNIFICATION. COMPANY shall indemnify EXECUTIVE against any and all claims of third parties arising out of his earlier services to the COMPANY and out of the performance of his duties pursuant to this AGREEMENT to the fullest extent permitted by law.

19.	ASSIGNMENT. Neither this AGREEMENT, nor any of EXECUTIVE’S rights, powers, duties or obligation hereunder, may be assigned by EXECUTIVE. This AGREEMENT shall be binding upon and inure to the benefit of EXECUTIVE and his heirs and legal representatives and the COMPANY and its successors and assigns.

20.	APPLICABLE LAW. This AGREEMENT shall be deemed to have been made, drafted, negotiated and the transactions contemplated hereby consummated and fully performed in the State of California, without regard to the conflicts of law rules thereof. Nothing contained in this AGREEMENT shall be construed so as to require the commission of any act contrary to law, and whenever there is any conflict between any provision of this AGREEMENT and any statue, law, ordinance, order or regulation, contrary to which the parties hereto have no legal right to contract, the latter shall prevail, but in such event any provision of this AGREEMENT so affected shall be curtailed and limited only to the extent necessary to bring it within applicable legal requirements.

21.	ARBITRATION; JURISDICTION AND VENUE; PREVAILING PARTY. All disputes or controversies between COMPANY and EXECUTIVE arising out of, in connection with or relating to this AGREEMENT shall be exclusively heard, settled and determined by arbitration before a retired Federal or California judge to be held in the City of Los Angeles, County of Los Angeles. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. The parties also agree that judgment may be entered on the arbitrator’s award by any court having jurisdiction thereof and the parties consent to the jurisdiction of any court located in the City of Los Angeles, County of Los Angeles, for this purpose. The arbitrator shall allocate all of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees and expenses of the prevailing party, against the party who did not prevail.

22.	FULL UNDERSTANDING. EXECUTIVE represents and agrees that he fully understands his rights to discuss all aspects of this AGREEMENT with his private attorney, that to the extent, if any, that he desires, he availed himself of this right, that he has carefully read and fully understands all of the provisions of this AGREEMENT, that he is competent to execute this AGREEMENT, that his agreement to execute the Agreement has not been obtained by any duress and that he freely and voluntarily enters into it, and that he has read this document in its entirety and fully understands the meaning, intent and consequences of this document.

23.	COUNTERPARTS. This AGREEMENT may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

24.	LEGAL REPRESENTATION AND LEGAL EXPENSES. The parties hereto acknowledge that each has been represented by independent counsel of such party’s own choice throughout all of the negotiations which preceded the execution of this AGREEMENT and in connection with the preparation and execution of this AGREEMENT or has had the opportunity to do so and has not availed himself of it. The COMPANY shall reimburse EXECUTIVE for all reasonable legal fees and disbursements incurred by EXECUTIVE in connection with the negotiation, preparation and execution of this AGREEMENT.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have executed this AGREEMENT as of the date first above written.

THE COMPANY: MOTORCAR PARTS OF AMERICA, INC.
By:	/s/ Michael M. Umansky
Michael M. Umansky
Vice President, General Counsel & Secretary

EXECUTIVE:

/s/ Selwyn Joffe
SELWYN JOFFE

EXHIBIT A
As part of EXECUTIVE’S obligations to the COMPANY, EXECUTIVE will identify prospective buyers and sellers who may be interested in acquiring or selling businesses or lines of businesses upon terms and conditions and in a form satisfactory to COMPANY (including any transaction resulting in a change of control, and without regard to form, sometimes described herein as a “PROPOSED TRANSACTION”).
In the event of a closing of any PROPOSED TRANSACTION(s) at any time during the term of this AGREEMENT, EXECUTIVE shall be entitled to a fee as provided in this Paragraph. In any such event, the COMPANY shall pay EXECUTIVE a transaction fee upon the closing of a PROPOSED TRANSACTION in an amount (the “TRANSACTION FEE”) equal to 1% of the “total consideration.” The “total consideration” shall equal (a) the sum of all cash consideration paid by the acquirer plus all Non-Cash Consideration (as defined below) received as consideration for the transaction, including any contingent payments of cash or securities and the aggregate amount of any dividends (other than normal quarterly or annual cash dividends) or other distributions declared by the acquired entity in connection with a PROPOSED TRANSACTION, reduced by (b) any cash payments or any Non-Cash Consideration subsequently returned to the acquirer pursuant to the agreement (the “Purchase Agreement”) out of an escrow account, through an offset against an earn-out amount or through another holdback arrangement, regardless of the reason for such return. “Non-Cash Consideration” shall have the following meaning: (i) publicly traded securities shall be valued at the average of their closing prices (as reported in The Wall Street Journal), for the five trading days immediately prior to closing of the transaction between COMPANY and the other party and (ii) any other non-cash consideration shall be valued at the fair market value thereof as determined in good faith by the Board of Directors of COMPANY. Debt assumed by the acquirer shall not constitute consideration or Non-Cash Consideration for purposes of calculating the TRANSACTION FEE.
Subject to the terms and conditions of this paragraph, the TRANSACTION FEE shall be deemed earned and payable upon receipt of the total consideration at the closing with respect to a PROPOSED TRANSACTION and, with respect to contingent or deferred payments, whether pursuant to promissory notes or other securities, if any, from time to time, only upon the receipt thereof by the seller or holder of its equity interests. If for any reason whatsoever, including, without limitation, the act, omission, negligence or willful default of any party, including the COMPANY, a PROPOSED TRANSACTION is not consummated, then EXECUTIVE shall not be entitled to any TRANSACTION FEE. The TRANSACTION FEE shall, at COMPANY’S sole option, be payable in kind, depending upon the form of consideration paid by the acquirer, in the same proportions of cash and securities as paid by the acquirer. In the event that the Purchase Agreement provides that all or any part of the total consideration paid shall be deposited into an escrow account at closing (the “ESCROWED PORTION”), then the amount of the TRANSACTION FEE proportional to the ESCROWED PORTION shall not be payable until the ESCROWED PORTION is released. If the ESCROWED PORTION is released in installments, then a portion of EXECUTIVE’S TRANSACTION FEE will be payable in proportion to each installment released and EXECUTIVE shall not be entitled to receive any amount with respect to any ESCROWED PORTION which is returned to the acquirer. However, in any instance where any cash or securities which have previously been distributed to
EXHIBIT A-1

the seller or holder of its equity interests are required to be returned to the acquirer for any reason, EXECUTIVE shall not be required to return any portion of the TRANSACTION FEE. EXECUTIVE hereby agrees that any securities received by him as part of the TRANSACTION FEE hereunder shall be acquired and held subject to the same restrictions, if any, applicable to the securities issued by the acquirer or any affiliate thereof and that securities delivered to EXECUTIVE may bear an appropriate legend with respect to any such restrictions.
EXHIBIT A-2